Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Julie Albrecht
+1 425-453-9400

ESTERLINE REPORTS FISCAL 2016 THIRD QUARTER FINANCIAL RESULTS

•	Sales up 6.7% to $517.1 million in the fiscal third quarter; strong book-to-bill of 1.1

•	Earnings from continuing operations of $38.0 million; adjusted earnings from continuing operations of $40.9 million

•	GAAP earnings per diluted share from continuing operations of $1.28; adjusted earnings per diluted share of $1.38

BELLEVUE, Wash., August 4, 2016 – Esterline Corporation (NYSE:ESL) (www.esterline.com), a leading specialty manufacturer serving the global aerospace and defense markets, today reported results for the third fiscal quarter ended July 1, 2016. During the third quarter of fiscal 2016, the company grew consolidated revenue to $517.1 million, an increase of 6.7% compared with the year-ago period results of $484.7 million. This revenue growth was driven by strength in various end markets for the company’s Avionics & Controls and Sensors & Systems business segments. In order to provide meaningful comparisons to prior-year periods, the results for our 2015 fiscal year have been recast to the twelve months ended October 2, 2015.

Curtis Reusser, Esterline’s Chief Executive Officer, said, “We are pleased to report a strong third quarter, delivering on commitments to our stakeholders despite market fluctuations. Our teams are executing well and making good progress against our objectives for growth, backlog, and profitability, while also continuing to drive a range of operational improvement initiatives.”

Earnings from continuing operations in the third quarter of fiscal 2016 increased to $38.0 million, or $1.28 per diluted share, compared with prior-year earnings from continuing operations of $28.2 million, or $0.90 per diluted share. Adjusted earnings from continuing operations for the third fiscal quarter of 2016 were $40.9 million, or $1.38 per diluted share. In the comparable period of the prior year, adjusted earnings from continuing operations were $36.0 million, or $1.15 per diluted share. For the third fiscal quarter of 2016, adjusted earnings exclude $0.19 per diluted share of costs related to previously identified integration, restructuring and compliance activities partially offset by $0.09 per diluted share of a one-time benefit related to long-term contract adjustments (see Table 1).

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Table 1: Effect of Certain Items on 3rd Fiscal Quarter 2016

Earnings from Continuing Operations

	$ Millions	EPS
Earnings (GAAP)	$38.0	$1.28

Accelerated Integration Costs	1.2	0.04
Compliance Costs	2.1	0.08
DAT Integration Costs	2.1	0.07
Long-term Contract Adjustments	(2.5)	(0.09)

Adjusted Earnings (non-GAAP)	$40.9	$1.38

Including discontinued operations, net earnings for the third fiscal quarter of 2016 were $29.4 million, or $0.99 per diluted share, compared with $27.7 million, or $0.88 per diluted share, in the comparable fiscal period in 2015. Net earnings in the third fiscal quarter of 2016 included an $8.7 million loss from discontinued operations, while the prior year included a $0.6 million loss from discontinued operations.

New orders in the third fiscal quarter of 2016 were $552.1 million, compared with $467.4 million in the comparable prior-year period; the company’s book-to-bill ratio for the third quarter and first nine months of fiscal 2016 was 1.1. The Avionics & Controls segment accounted for most of the increase in fiscal 2016 third quarter orders. Backlog at the end of the third quarter of 2016 was $1.4 billion, compared with $1.2 billion at the end of the third fiscal quarter of 2015.

Gross profit in the third fiscal quarter of 2016 was $173.6 million, compared with $165.3 million in the prior-year period. Reported gross margin as a percentage of sales in the third fiscal quarter of 2016 was 33.6% compared with 34.1% in the prior-year period. On an adjusted basis, excluding the discrete items consistent with adjusted earnings, the company reported gross margin of $173.0 million, or 33.5% of sales, in the third fiscal quarter of 2016, compared with adjusted gross margin of $169.3 million, or 34.9% of sales, in the prior-year period.

Selling, general and administrative (SG&A) expenses during the third fiscal quarter of 2016 were $96.8 million, or 18.7% of sales, compared with $92.0 million, or 19.0% of sales, in the prior-year period.

Research, development and engineering (R&D) spending in the third fiscal quarter of 2016 was $22.2 million, or 4.3% of sales, compared with $26.4 million, or 5.4% of sales, in the prior-year period. This change was primarily attributable to a change in mix of engineering expenses with greater customer funded and sustaining projects than in the prior-year period. The company continues to expect full-year R&D spending to be approximately 5% of sales.

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The company’s income tax rate in the third fiscal quarter of 2016 was 17.2% compared with 19.2% in the prior-year period. The higher tax rate in the prior-year period was primarily due to non-deductible compliance expenses. For the full year, the company expects a tax rate in the range of 15% to 17%.

For the nine months of fiscal 2016 ended July 1, year-to-date (YTD) sales were $1.45 billion, roughly even with the same period in the prior year. Fiscal 2016 YTD GAAP earnings from continuing operations were $64.9 million, or $2.18 per diluted share, compared with the prior-year period results of $87.6 million, or $2.76 per diluted share. Excluding the discrete costs described in Table 2 below, adjusted earnings from continuing operations in the first nine months of fiscal 2016 were $86.6 million, or $2.91 per diluted share, compared with the prior-year period results of $113.1 million, or $3.57 per diluted share.

Table 2: Effect of Certain Items on YTD Fiscal 2016

Earnings from Continuing Operations

	$ Millions	EPS
Earnings (GAAP)	$64.9	$2.18

Accelerated Integration Costs	4.2	0.14
Compliance Costs	7.0	0.23
DAT Integration Costs	8.9	0.30
Long-term Contract Adjustments	1.6	0.06

Adjusted Earnings (non-GAAP)	$86.6	$2.91

Cash flow from operations for the nine months ended July 1, 2016, was $114.7 million, compared with $117.2 million in the prior-year period. After capital expenditures of $58.5 million, free cash flow was $56.2 million in the first nine months of fiscal 2016. In the prior-year period, free cash flow was $80.9 million. Capital expenditures in fiscal 2016 are higher than the prior year due to approximately $15 million used to purchase and improve the primary facility of the DAT business. Additionally, during the third fiscal quarter of 2016, the company repurchased 102,267 of its shares for approximately $6.7 million. This brings the total number of shares repurchased since the inception of the company’s share repurchase program in the third fiscal quarter of 2014 to 3.1 million shares for a total purchase amount of $308.5 million. A total of $91.5 million remains under the $400 million share repurchase authorization.

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Conference Call Information

Esterline will host a conference call to discuss this announcement today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The U.S. dial-in number is 877-307-0078; outside the U.S., use 531-289-2890. The pass code for the call is: 49084439. The company has posted a presentation on its website (www.esterline.com) under “Presentations” in the Investor Relations section to provide additional information about its fiscal 2016 third quarter and YTD operational and financial results. The presentation is also included as Exhibit 99.2 to the company’s report on Form 8-K, which is being submitted today to the SEC.

Non-GAAP Financial Information

This press release and the related presentation providing supplemental financial information include non-GAAP financial measures—adjusted earnings from continuing operations, adjusted earnings from continuing operations per diluted share, adjusted earnings before interest and tax (EBIT), operating earnings from continuing operations adjusted to exclude depreciation and amortization expense (EBITDA), adjusted gross margin, and free cash flow—that have not been calculated in accordance with generally accepted accounting principles in the U.S. (GAAP). Adjusted earnings from continuing operations consist of earnings from continuing operations attributable to Esterline less the costs associated with certain integration activities—including restructuring charges—and incremental compliance costs as well as discrete items associated with our acquisition of the DAT business in January 2015, adjustments to reserves on long-term contracts incurred in the periods presented and unique amounts related to pension expense, in each case, as further detailed in the tables below. Adjusted earnings from continuing operations per diluted share divides each element of adjusted earnings from continuing operations by the weighted average number of shares outstanding, diluted for the periods presented. EBIT is defined as operating earnings from continuing operations. Adjusted EBIT excludes the same costs excluded from adjusted earnings from continuing operations set forth in the table below. Third fiscal quarter 2016 adjusted gross margin excludes the cost of certain integration activities and adjustments to long-term contract reserves that have a total net impact of reducing GAAP gross margin by $(0.6) million. Fiscal third quarter 2015 adjusted gross margin excludes certain integration costs and purchase accounting charges totaling $4.0 million. In accordance with the SEC’s requirements, below is the reconciliation of the non-GAAP adjusted earnings from continuing operations to the comparable GAAP earnings from continuing operations and additional relevant reconciliations are included in the presentation providing supplemental financial information.

Page 5 of 9 Esterline Reports Fiscal 2016 Third Quarter Financial Results

In millions, except per share amounts
	Three		Recast Three
	Months Ended		Months Ended
	July 1, 2016		June 26, 2015
		Diluted		Diluted
		EPS		EPS
Earnings from Continuing Operations Attributable to Esterline (GAAP), Net of Tax	$38.0	$1.28	$28.2	$0.90
Accelerated Integration Costs, Net of Tax of $0.3 and $0.4	1.2	0.04	2.0	0.07
Compliance Costs, Net of Tax of $0.6 and $0.8	2.1	0.08	3.3	0.10
DAT Integration and Purchase Acctg Adjustments, Net of Tax of $0.7 and $0.9	2.1	0.07	2.5	0.08
Long-term Contract Adjustments, Net of Tax of $0.2	(2.5)	(0.09)	—	—

Adjusted Earnings from Continuing Operations (non-GAAP), Net of Tax	$40.9	$1.38	$36.0	$1.15

In millions, except per share amounts
	Nine		Recast Nine
	Months Ended		Months Ended
	July 1, 2016		June 26, 2015
		Diluted		Diluted
		EPS		EPS
Earnings from Continuing Operations Attributable to Esterline (GAAP), Net of Tax	$64.9	$2.18	$87.6	$2.76
Accelerated Integration Costs, Net of Tax of $0.7 and $2.5	4.2	0.14	9.4	0.29
Compliance Costs, Net of Tax of $1.2 and $2.4	7.0	0.23	8.9	0.29
DAT Integration and Purchase Acctg Adjustments, Net of Tax of $1.5 and $1.7	8.9	0.30	6.2	0.20
DAT Closing Expenses, Net of Tax of $1.3	—	—	4.7	0.14
Long-term Contract Adjustments, Net of Tax of $0.3 and $2.2	1.6	0.06	7.7	0.25
Pension Expense, Net of Tax of $0.7	—	—	2.3	0.07
Non-Income Tax Gain, Net of Tax of $4.4	—	—	(13.7)	(0.43)

Adjusted Earnings from Continuing Operations (non-GAAP), Net of Tax	$86.6	$2.91	$113.1	$3.57

The company provides these non-GAAP financial measures as supplemental information to the GAAP financial measures. Management uses these non-GAAP financial measures to (a) evaluate the company’s historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources, and (c) measure the operational performance of the company’s business units.

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In addition, management believes including these non-GAAP financial measures enhances investors’ and financial analysts’ understanding of the company’s performance as well as their ability to assess and compare the company’s historical results of operations.

These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and free cash flow is not necessarily indicative of amounts available for discretionary use. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items that comprise the calculation. The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures. The non-GAAP financial measures should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or the company’s future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Transition Report on Form 10-K.

Page 7 of 9 Esterline Reports Fiscal 2016 Third Quarter Financial Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three Months Ended		Nine Months Ended
	July 1,	June 26,	July 1,	June 26,
	2016	2015	2016	2015
		(Recast)		(Recast)
Segment Sales
Avionics & Controls	$222,583	$200,078	$607,493	$594,025
Sensors & Systems	186,337	175,544	514,836	529,976
Advanced Materials	108,172	109,101	326,550	333,543

Net Sales	517,092	484,723	1,448,879	1,457,544

Cost of Sales	343,508	319,433	981,403	963,996

	173,584	165,290	467,476	493,548
Expenses
Selling, general and administrative	96,769	92,028	293,283	289,549
Research, development and engineering	22,211	26,401	72,760	75,075
Restructuring charges	559	1,135	2,430	6,062
Other income	—	—	—	(12,744)

Total Expenses	119,539	119,564	368,473	357,942

Operating Earnings from Continuing Operations	54,045	45,726	99,003	135,606

Interest Income	(30)	(87)	(211)	(406)
Interest Expense	7,659	10,393	22,169	24,409
Loss on Extinguishment of Debt	—	329	—	329

Earnings from Continuing Operations Before Income Taxes	46,416	35,091	77,045	111,274
Income Tax Expense	7,975	6,744	11,358	23,430

Earnings from Continuing Operations Including Noncontrolling Interests	38,441	28,347	65,687	87,844
Earnings Attributable to Noncontrolling Interests	(395)	(125)	(781)	(216)

Earnings from Continuing Operations Attributable to Esterline, Net of Tax	38,046	28,222	64,906	87,628
Loss from Discontinued Operations, Attributable to Esterline, Net of Tax	(8,690)	(558)	(15,493)	(21,034)

Net Earnings Attributable to Esterline	$29,356	$27,664	$49,413	$66,594

Earnings (Loss) Per Share—Basic:
Continuing Operations	$1.30	$.92	$2.19	$2.81
Discontinued Operations	(.30)	(.02)	(.52)	(.67)

Earnings (Loss) Per Share—Basic	$1.00	$.90	$1.67	$2.14

Earnings (Loss) Per Share—Diluted:
Continuing Operations	$1.28	$.90	$2.18	$2.76
Discontinued Operations	(.29)	(.02)	(.52)	(.66)

Earnings (Loss) Per Share—Diluted	$.99	$.88	$1.66	$2.10

Weighted Average Number of Shares Outstanding—Basic	29,381	30,831	29,517	31,183

Weighted Average Number of Shares Outstanding—Diluted	29,601	31,322	29,788	31,702

Page 8 of 9 Esterline Reports Fiscal 2016 Third Quarter Financial Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Sales and Earnings From Continuing Operations by Segment (unaudited)

In thousands

	Three Months Ended		Nine Months Ended
	July 1,	June 26,	July 1,	June 26,
	2016	2015	2016	2015
		(Recast)		(Recast)
Segment Sales
Avionics & Controls	$222,583	$200,078	$607,493	$594,025
Sensors & Systems	186,337	175,544	514,836	529,976
Advanced Materials	108,172	109,101	326,550	333,543

Net Sales	$517,092	$484,723	$1,448,879	$1,457,544

Earnings from Continuing Operations Before Income Taxes
Avionics & Controls	$28,517	$16,836	$40,579	$62,096
Sensors & Systems	27,942	22,968	61,670	56,682
Advanced Materials	15,512	24,514	51,710	65,538

Segment Earnings	71,971	64,318	153,959	184,316

Corporate expense	(17,926)	(18,592)	(54,956)	(61,454)
Other income	—	—	—	12,744
Interest income	30	87	211	406
Interest expense	(7,659)	(10,393)	(22,169)	(24,409)
Loss on extinguishment of debt	—	(329)	—	(329)

Earnings from Continuing Operations Before Income Taxes	$46,416	$35,091	$77,045	$111,274

Page 9 of 9 Esterline Reports Fiscal 2016 Third Quarter Financial Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Balance Sheet (unaudited)

In thousands

	July 1,	October 2,
	2016	2015
Assets
Current Assets
Cash and cash equivalents	$237,845	$191,355
Escrow cash	1,125	—
Accounts receivable, net	393,632	380,748
Inventories	466,975	446,768
Income tax refundable	4,957	12,575
Deferred income tax benefits	—	41,082
Prepaid expenses	20,611	23,008
Other current assets	5,370	5,427
Current assets of businesses held for sale	18,034	27,851

Total Current Assets	1,148,549	1,128,814

Property, Plant and Equipment, Net	326,775	309,399

Other Non-Current Assets
Goodwill	1,027,873	1,041,991
Intangibles, net	405,531	452,040
Deferred income tax benefits	69,259	28,979
Other assets	15,395	14,348
Non-current assets of businesses held for sale	10,735	24,917

	$3,004,117	$3,000,488

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$128,635	$117,976
Accrued liabilities	246,967	259,734
Current maturities of long-term debt	16,340	13,376
Federal and foreign income taxes	6,322	2,404
Current liabilities of businesses held for sale	12,283	17,106

Total Current Liabilities	410,547	410,596

Long-Term Liabilities
Credit facilities	170,000	160,000
Long-term debt, net of current maturities	688,753	701,457
Deferred income tax liabilities	57,690	73,849
Pension and post-retirement obligations	73,653	75,019
Other liabilities	24,868	29,367
Non-current liabilities of businesses held for sale	1,222	2,409
Total Shareholders’ Equity	1,577,384	1,547,791

	$3,004,117	$3,000,488